Exhibit 10.21

JOINDER TO REGISTRATION RIGHTS AGREEMENT

This JOINDER AGREEMENT (this “Joinder Agreement”), dated as of January 12, 2010, to the Registration Rights Agreement (the “Agreement”) dated as of November 29, 2007, by and among National American University Holdings, Inc., formerly known as Camden Learning Corporation, a Delaware corporation (the “Company”) and the Investors is made by and between the Company and the stockholders listed on the signature page hereof (the “TRP Stockholders”). All capitalized terms used in this Joinder Agreement without definition shall have the meanings ascribed thereto in the Agreement.

WHEREAS, in connection with the Company’s initial public offering consummated on December 5, 2007, the Company issued 1,562,650 shares of restricted common stock, par value $0.0001 per share (the “Restricted Stock”) to the Investors with such Restricted Stock subject to the terms and conditions of that certain Securities Escrow Agreement dated November 29, 2007, as amended; and

WHEREAS, the Company entered into that certain Agreement and Plan of Reorganization as amended and restated in its entirety on August 11, 2009 and further amended on October 26, 2009 by Amendment No. 1 to the Amended and Restated Agreement and Plan of Reorganization, pursuant to which Dlorah Subsidiary, Inc., a newly formed, wholly-owned subsidiary of the Company (“Merger Sub”), merged with and into Dlorah, Inc., a South Dakota corporation (Dlorah, Inc., together with its divisions and subsidiaries, is referred to herein as “Dlorah”), with Dlorah surviving as a wholly-owned subsidiary of the Company, as a result of which the stockholders of Dlorah will contribute all of the outstanding capital stock of Dlorah to Camden in exchange for shares of a newly created class of the Company’s common stock, common stock purchase warrants and restricted shares of the Company’s currently authorized common stock (the “Acquisition”); and

WHEREAS, in connection with the Acquisition and pursuant to the Press Release issued by the Company on November 13, 2009 and filed with the Securities and Exchange Commission on the Company’s Form 8-K on November 16, 2009, the Company’s sponsor, Camden Learning, LLC (“CL LLC”), agreed to grant and transfer one share of Restricted Stock for every three shares of common stock held by each Company stockholder who satisfied all of the following criteria: (i) such stockholder was not a stockholder as of November 5, 2009; (ii) such stockholder held 50,000 or more shares of the Company common stock as of November 23, 2009; and (iii) such stockholder continued to be a stockholder through the closing date of the transaction with Dlorah, Inc. (the “Grant and Transfer”); and

WHEREAS T. Rowe Price Associates, Inc., as investment adviser to T. Rowe Price Small-Cap Value Fund, Inc. and T. Rowe Price U.S. Equities Trust (the “TRP Stockholders”), purchased 1,202,800 shares of common stock of the Company from November 13 through November 19, 2009, for and on behalf of the TRP Stockholders as follows: (i) 1,200,000 shares for and on behalf of T. Rowe Price Small-Cap Value Fund, Inc. and (ii) 2,800 shares for and on behalf of T. Rowe Price U.S. Equities Trust; and

WHEREAS, in accordance with the Grant and Transfer, CL, LLC transferred 400,000 shares of Restricted Stock to T. Rowe Price Small-Cap Value Fund, Inc. and 933 shares of Restricted Stock to T. Rowe Price U.S. Equities Trust (the “Transferred Stock”); and

WHEREAS, the Grant and Transfer was a pro rata distribution of Restricted Stock for no consideration to all holders of the Company’s common stock who met the specified conditions of the distribution as contemplated under Rule 17a-5 promulgated under the Investment Company Act of 1940, as amended; and

WHEREAS, at a Special Meeting of Stockholders and Warrantholders on November 23, 2009, the stockholders approved the Acquisition and also approved the Company’s name change from “Camden Learning Corporation” to “National American University Holdings, Inc.”; and

WHEREAS, the Agreement sets forth the terms upon which the Restricted Stock can be registered, and as transferee of a certain portion of the Restricted Stock, the Stockholders wish to be joined to the Agreement with respect to the Transferred Stock.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Joinder.

The Stockholders hereby agree to become parties to the Agreement and to be bound by all of the provisions thereof as if a signatory thereto, and shall have all of the rights and privileges of an original signatory to the Agreement with respect to the Transferred Stock.

2.	Notices.

The provisions of Section 6.3 of the Agreement shall be amended to add the following notice information for the Stockholder:

If to the TRP Stockholders to:

T. Rowe Price Small-Cap Value Fund, Inc.

T. Rowe Price Associates, Inc.

100 East Pratt Street

Baltimore, MD 21202

Attn: Andrew Baek, Vice President and Senior Legal Counsel

Andrew_baek@troweprice.com

T. Rowe Price U.S. Equities Trust

T. Rowe Price Associates, Inc.

100 East Pratt Street

Baltimore, MD 21202

Attn: Andrew Baek, Vice President and Senior Legal Counsel

Andrew_baek@troweprice.com

A copy of any notice sent to the TRP Stockholders hereunder shall be sent to:

Same as above

3.	Miscellaneous.

(a) Governing Law. This Joinder Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel that application of the substantive laws of any other jurisdiction. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Joinder Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York (each, a “New York Court”), and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

(b) Entire Agreement. This Joinder Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to be charged. This Joinder Agreement may be executed in one or more counterparts and delivered by facsimile, each of which shall constitute an original, and together shall constitute one and the same instrument.

(c) Headings. The headings contained in this Joinder Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

(d) Binding Effect. This Joinder Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

(e) Counterparts. This Agreement may be executed in several counterparts each one of which shall constitute an original and may be delivered by facsimile transmission and together shall constitute one instrument.

Signatures on Next Page

WITNESS the execution of this Joinder Agreement as of the date first above written.

T. ROWE PRICE ASSOCIATES, INC., Investment Adviser
On Behalf of its Investment Advisory Clients:
T. Rowe Price Small-Cap Value Fund, Inc.
T. Rowe Price U.S. Equities Trust

By:	/s/ Preston G. Athey
Name:	Preston G. Athey
Title:	Vice President

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.,

By:	/s/ Ronald L. Shape, Ed.D.
	Name:	Ronald L. Shape, Ed.D.
	Title:	Chief Executive Officer

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